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                                                                    EXHIBIT 99.1

[ICO LOGO]                                                Corporate Headquarters
                                                      5333 Westheimer, Suite 600
                                                            Houston, Texas 77056

                                                    NEWS RELEASE
TO:                                                 Contact: Timothy Gollin
                                                             Eileen Ketchum
                                                    Phone:   713-351-4100
                                                    Fax:     713-335-2222
                                                    Website: www.icopolymers.com
                                                    Pages:       1


                      ICO ANNOUNCES COMPLETION OF THE SALE
                        OF ITS OILFIELD SERVICES SEGMENT

         HOUSTON, TX, September 9, 2002- ICO, Inc. (NASDAQ: ICOC) today announced that it has completed the previously announced sale of substantially all of its oilfield services business to Varco International, Inc. (NYSE: VRC) for approximately $136.7 million in cash and assumed debt, plus the assumption of business trade payables and certain other accrued operating expenses, subject to a post-closing working capital adjustment. After income taxes, fees and expenses (and subject to the post-closing adjustment), the transaction is expected to yield proceeds net of taxes of approximately $117.0 million in cash. The debt assumed by Varco consists of approximately $3.6 million of obligations of ICO's Canadian subsidiaries.

         ICO intends to use the cash proceeds of the sale to invest in assets related to its core polymers processing business or to retire debt. ICO has recently retained Jefferies & Company, Inc. to advise it on the use of these proceeds, including possible strategic acquisitions.

         "With the successful conclusion of this transaction, ICO benefits from increased financial flexibility," said Timothy J. Gollin, ICO's Chief Executive Officer. "In addition, with our strong balance sheet, we are now in a position to pursue an aggressive growth strategy in the polymers business. As we review a variety of investment and acquisition alternatives and our capital structure, we're looking to utilize these proceeds to maximize returns for our shareholders."

         Also in connection with the sale, ICO amended its three year domestic credit facility with Congress Financial Corporation to reduce the Company's borrowing capacity thereunder to $15.0 million. The credit facility is secured by the Company's remaining domestic receivables and inventory.

         Through its ICO Polymers, Inc. subsidiary, ICO, Inc. engineers and produces specialty polymer powders for the rotational molding industry, produces specialty concentrates for the film industry, and provides other polymer processing services. ICO Polymers operates from 21 plants in 10 countries worldwide.

         This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, the market for the Company's business and securities, demand for the Company's services and products, business cycles and other conditions of the oil, gas and petrochemical industries, prices of commodities, acquisition risks, international risks, operational risks, strategic alternatives available to the Company, the estimation of the amount of net proceeds from the sale of the Company's Oilfield Services business to Varco and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2001 and its other filings with the Securities and Exchange Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.